EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Tiffany & Co., which appears in Tiffany & Co.’s Annual Report on Form 10-K for the year ended January 31, 2006.
PricewaterhouseCoopers LLP
New York, New York
April 3, 2006